United States securities and exchange commission logo





                       January 4, 2021

       Robert E. Landry
       Chief Financial Officer
       Regeneron Pharmaceuticals, Inc.
       777 Old Saw Mill River Road
       Tarrytown, New York 10591-6707

                                                        Re: Regeneron
Pharmaceuticals, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed on February
7, 2020
                                                            File No. 0-19034

       Dear Mr. Landry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences